Exhibit 99.1

Royal Gold Acquires Gold Royalty

on Ruby Hill Mine in Nevada

DENVER, COLORADO. MAY 23, 2012: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced the acquisition of a 3.0% net smelter return royalty on the Ruby Hill gold mine, from International Minerals Corporation (TSX and SIX: IMZ) for $38 million. The Ruby Hill mine is located in Nevada and operated by Barrick Gold Corporation.

Tony Jensen, Royal Gold’s President and Chief Executive Officer, commented, “We are pleased to enhance our portfolio with the addition of another gold royalty located in an attractive region of Nevada and managed by an experienced world class operator. We expect to receive revenue from this royalty on current quarter production.”

Ruby Hill is a surface gold mine located in eastern Nevada on the Battle Mountain/Eureka Trend. Barrick reported that, as of December 31, 2011, proven and probable reserves include 16.8 million tons of ore, at an average grade of 0.058 ounces per ton, containing approximately 978,000 ounces of gold. In addition to reserves, Barrick estimates additional mineralization1 of 107.6 million tons, at a grade of 0.021 ounces per ton. Calendar year 2011 production was 127,000 ounces of gold.

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests. The Company’s current portfolio consists of 192 properties on six continents, including interests on 38 producing mines and 25 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

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1Barrick is a Canadian issuer and reports resources under National Instrument 43-101, Standards of Disclosure for Mineral Projects, of the Canadian Securities Administrators. The mineralization is reported as measured and indicated resources, by Barrick, and is in addition to mineral reserves.

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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements and estimates contained herein. Such forward-looking statements include statements about the commencement of revenue and the operator’s estimates of reserves, mineralization, and production. Factors that could cause actual results to differ materially from such forward-looking statements include, among others, precious metal prices, accuracy of reserves and mineralization estimates; performance of and production at the Ruby Hill gold mine; decisions and activities of the operator; unanticipated grade, geological, metallurgical, processing or other problems that may be encountered at the Ruby Hill gold mine; changes in the project parameters; economic and market conditions; the ability of the operator to continue production at the Ruby Hill gold mine as expected; and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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